Exhibit 10.1

FIRST AMENDMENT TO THE
CONTINENTAL RESOURCES, INC.
DEFERRED COMPENSATION PLAN
The Board of Directors of Continental Resources, Inc. (the “Company”), hereby makes this First Amendment (the “First Amendment”) to the Continental Resources, Inc. Deferred Compensation Plan (as amended, the “Plan”) adopted on February 21, 2014, to be deemed effective as of January 1, 2014. All terms capitalized but not defined herein shall have such meaning as the same term within the Plan.
WHEREAS, the Company previously adopted the Plan for purposes of permitting the deferral of compensation and providing additional benefits to non-employee members of the Company’s Board of Directors and members of a select group of management and highly compensated employees;
WHEREAS, the Plan originally stated that all Base Pay and Cash Incentive Award deferrals made by an eligible participant would be made in increments of five percent (5%); and
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the eligible participants to be able to make Base Pay and Cash Incentive Award deferrals in increments of one percent (1%);
NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:
1. Amendment to Section 4.2 of the Plan. Section 4.2 of the Plan shall be deleted and replaced in its entirety by the following:
Base Pay Deferrals. Each Eligible Person may elect to defer a designated full percentage of his or her Base Pay to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Base Pay for the applicable Plan Year, in increments of one percent (1%). A Participant shall at all times be one hundred percent (100%) vested in the Base Pay deferred into this Plan. Base Pay deferrals shall be credited to the Participant’s Account within the five business (5) day period following the date that the Base Pay would otherwise have been paid to the Participant.
2. Amendment to Section 4.3 of the Plan. Section 4.3 of the Plan shall be deleted and replaced in its entirety by the following:
Cash Incentive Award Deferrals. Each Eligible Person may elect to defer a designated full percentage of his or her Cash Incentive Award to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Cash Incentive Award for the applicable Plan Year, in increments of one percent (1%). A Participant shall at all times be one hundred percent (100%) vested in the Cash Incentive Award amounts deferred into this Plan. Cash Incentive Award deferrals shall be credited to the Participant’s Account within the five business (5) day period following the date that the Cash Incentive Award would otherwise have been paid to the Participant.
3. Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed in its name and on its behalf by its duly authorized representative as of March 3, 2014.

CONTINENTAL RESOURCES, INC.

By: /s/ John D. Hart
Name: John D. Hart
Title: SVP, CFO and Treasurer